Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-239616

PROSPECTUS SUPPLEMENT NO. 5 (to prospectus dated July 16, 2020)

OPEN LENDING CORPORATION

52,916,659 Shares of Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated July 16, 2020 (as supplemented or amended from time to time, the “Prospectus”) which forms part of our Registration Statement on Form S-1 (Registration Statement No. 333-239616), with the information contained in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (“SEC”) on August 19, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relates to the issuance by us of (i) up to an aggregate of 23,750,000 shares of our common stock that may be issued as earn-out consideration upon certain triggering events and (ii) 9,166,659 shares of our common stock that may be issued upon exercise of warrants to purchase common stock at an exercise price of $11.50 per share of common stock.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our common stock is listed on The Nasdaq Stock Market under the symbols “LPRO”. On August 20, 2021, the closing price of our common stock was $32.46 per share.

We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 10 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 23, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 15, 2021

OPEN LENDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-39326	84-5031428
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1501 S. MoPac Expressway

Suite 450

Austin, Texas 78746

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 512-892-0400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	LPRO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 15, 2021, Brandon Van Buren resigned his position as a director of Open Lending Corporation (the “Company”) following his resignation from True Wind Capital. Mr. Van Buren’s resignation is not the result any dispute or disagreement with the Company or the Board of Directors (the “Board”) on any matter relating to the operations, policies or practices of the Company.

Effective August 15, 2021, the Board approved the appointment of William Heldfond to serve as a director to fill the vacancy created by the resignation of Mr. Van Buren. Mr. Heldfond’s term as a director will expire at the 2024 Annual Meeting of Stockholders. At this time Mr. Heldfond has not been appointed to serve on any Board committees. Mr. Heldfond was appointed to the Board pursuant to that certain Investor Rights Agreement, dated June 10, 2020 and attached as Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on June 16, 2020.

Mr. Heldfond, is a Vice President at True Wind Capital, a private equity fund manager focused on technology industry. Mr. Heldfond joined True Wind Capital in 2018. From 2013 to 2016 Mr. Heldfond was an Associate at Accel-KKR, where he helped lead growth equity investments and leveraged buyout transactions within the technology, media and telecommunications sectors across both North America and Western Europe. Prior to joining Accel-KKR, Mr. Heldfond was with Vista Point Advisors, a middle-market investment bank focused on mergers and acquisitions, and private placement advisory within the technology, media and telecommunications sectors. From 2013 to 2017, Mr. Heldfond served as Vice Chairman for the Vanguard Chapter of the Aspen Institute. Mr. Heldfond holds a B.A. in International Relations with an emphasis in Economics from the University of Southern California, where he graduated Summa Cum Laude and Phi Beta Kappa, and an M.B.A. from Stanford Graduate School of Business.

There are no family relationships between Mr. Heldfond, on the one hand, and any director, executive officer or any other person nominated or chosen by the Company to become a director or executive officer, on the other.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEN LENDING CORPORATION

By:	/s/ Charles Jehl
Name:	Charles D. Jehl
Title:	Chief Financial Officer

Date: August 19, 2021

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